Exhibit 10.43
DISTRIBUTION AGREEMENT
This DISTRIBUTION AGREEMENT (it, together with any Schedules thereto, (the “Agreement”), between Kips Bay Medical, Inc. (“Manufacturer”) with an address at 3405 Annapolis Lane, Suite 200, Minneapolis, MN 55447 and Fehling Instruments Middle East F.Z.C. (“Distributor”) having a place of business at Sharjah Airport International Free Zone, Building Q4-159, P.O. Box 9024, Sharjah, United Arab Emirates.
RECITALS
WITNESSETH:
     WHEREAS, Manufacturer is engaged in the design, development, production and sale of the Products listed on Schedule 1; and
     WHEREAS, Distributor is in the business of selling medical products within the Territory listed in Section 2 and desires to distribute the Products within the Territory and to perform all necessary and appropriate marketing and customer service functions in the Territory; and
     WHEREAS, Company and Representative wish to provide in writing for the terms and conditions under which Distributor shall sell and market the Products in the Territory.
NOW, THEREFORE, the parties hereto do hereby agree as follows:
1. DEFINITIONS
For purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings assigned to them in this Section 1 unless the context otherwise requires:
     1.1. “Change of Control” means (i) as to distributor, a change in the ownership directly or indirectly of fifty percent (50%) or more of the voting rights in Distributor and (ii) as to Manufacturer, the occurrence of the following: any person (within the meaning of the Securities Exchange Act of 1934 as amended) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities of Manufacturer (not including in the securities beneficially owned by such person, any securities acquired directly from Manufacturer or its affiliates other than in connection with the acquisition by Manufacturer or its affiliates of a business) representing fifty percent (50%) or more of the combined voting power of Manufacturer’s then outstanding securities.
     1.2. “Customer” means those individual or entities licensed to provide or prescribe medical devices in the Territory and that purchase Products through Distributor.
     1.3. “Effective Date” has the meaning ascribed to it in Section 2 herein.

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     1.4. “Ex Works (Incoterms 2000)” means the Manufacturer’s delivers when the Products are placed at the disposal of the buyer at the Manufacturer’s premises, which is currently located in Minneapolis, MN, USA.
     1.5. “Field of Use” means surgery.
     1.6. “Products” means collectively, those products that are available to Distributor under this Agreement and are listed under the heading “Products” in Schedule 1 hereto, as such schedule may be revised from time to time upon the mutual written agreement of the Parties or in accordance with the Section 4.1 herein.
     1.7. “Purchase Order” has the meaning ascribed to it in Section 3.4 herein.
     1.8. “Technical Documentation” means all documents prepared by Manufacturer in the ordinary course of business that define the Product in terms of its intended use and Product claims. Such documents may take the form of User Instruction, System Manuals, Product Updates, Technical Bulletins but are not limited to such.
     1.9. “Territory” shall mean the geographic area specifically described in Section 2 herein, as may be amended from time to time by written agreement of the parties or in accordance with the Section 4.1 herein.
     1.10. “Warranty” has the meaning ascribed to it in Section 9.2 herein.
TERMS OF AGREEMENT
2. APPOINTMENT AND TERRITORY
     2.1 Effective as of September 1, 2010 (the Effective Date), subject to the terms and conditions of this Agreement, Manufacturer hereby appoints Distributor as its sole distributor within United Arab Emirates (the Territory) as further defined in the next paragraph, to resell the Products to Customers in the Field and the Territory and Distributor accepts such appointment. Distributor shall not solicit customers for the Products outside of the Territory or the Field, or otherwise actively distribute market or sell any Products outside of the Territory or the Field without written permission from the CEO of the Manufacturer. Subject to Distributor’s compliance with the terms and conditions hereof and during the Term, Manufacturer shall not appoint another distributor for the resale of the Products to Customers in the Field and the Territory.
     For the first year of this agreement distributor agrees to sell products solely to American Hospital Dubai, P.O. Box 556, Dubai, UAE for implants conducted by Professor Uwe Klima and/or his associates. After the first year of this agreement distributor can sell products to all customers within the UAE that have the technical skills and resources to use the product.
     2.2 Manufacturer reserves the right to modify any of the Products and their specification and to discontinue sale of any Product in accordance with Section 4.1 herein.
     2.3 Recognizing the end use of the Products in healthcare, Distributor agrees to sell the Products only to Customers who have the technical skills and resources to use the Product in accordance

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with applicable laws in the Territory and the standard of care that could be reasonably expected in the healthcare industry.
     Distributor shall be an independent contractor, and no agency relationship, joint venture or partnership between the parties is created or shall be implied hereby. Distributor shall have no authority to, and agrees not to, bind Manufacturer to any obligation whatsoever. Distributor represents that it is competent under the laws of Territory to enter in to the Agreement and to act hereunder.
3. TERMS AND CONDITIONS
     3.1 Prices. Manufacturer shall sell the Products to Distributor at the prices set forth on Schedule 1. Manufacturer has the right to modify prices for any Products on sixty (60) days prior written notice to Distributor but no more than once a year for the same Product. Within thirty (30) days of receipt of this notice, Distributor may order, at the pre-notice price, up to no more than the balance of the current year’s sales forecast as indicated in Schedule 3.
     3.2 Payment and Terms and Conditions. Prices quoted by Manufacturer shall be paid in U.S. Dollars and are Ex Works (Incoterms 2000) Manufacturer’s production facility in the United States. Distributor shall ensure that Products shipped are stored and handled in accordance with the specifications Manufacturer shall from time to time provide. Additional payment terms and conditions are set forth in Schedule 2 and may be modified by Manufacturer with a ninety (90) day prior notice. Manufacturer reserves the right at any time to undertake legal proceedings to recover overdue payments due from Distributor.
     3.3 Placement of Orders. Distributor shall place all orders with Manufacturer at Manufacturer’s Principal Office by facsimile or e-mail. Manufacturer shall promptly notify Distributor of any Purchase Orders (or parts of Purchaser Orders) accepted, rejected or delayed. No Purchase Order shall be binding upon Manufacturer until accepted by Manufacturer. Distributor may not modify any Purchase Orders after acceptance by Manufacturer of such Purchase Order without Manufacturer’s prior consent. The terms of this agreement supersede any terms appearing on Distributors purchase order form.
4. RESPONSIBILITIES OF MANUFACTURER
     4.1 Manufacture of Products. Manufacturer shall use commercially reasonable efforts to maintain the necessary manufacturing capability to fill all orders for Products received from Distributor and accepted pursuant to the provisions of this Agreement. In the event of a Product shortage for any reason, Manufacturer shall have the right to allocate or apportion available Products among its customers as Manufacturer, in the exercise of its discretion, and upon prior consultation with Distributor, deems appropriate, without incurring any liability to Distributor. Manufacturer may discontinue the manufacture or sale of any Products upon twelve (12) months’ prior written notice to Distributor. Manufacturer may materially alter the performance of any or all of the Products upon ninety (90) days prior notice to Distributor. Notwithstanding the foregoing, Manufacturer may discontinue the manufacture and sale of any Product at anytime and without notice to Distributor, if such discontinuance is required, directly or indirectly, by any regulatory agency.

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     4.2 Brochures, Bulletins, Etc. Manufacturer shall, without charge, furnish to Distributor reasonable quantities of sales brochures and Technical Documents adequate to describe the products in the English language, which quantities will be agreed upon by the Parties.
     4.3 Training. Manufacturer shall provide initial, comprehensive training to qualified personnel of Distributor at the Manufacturer’s facilities, or at a location selected by Manufacturer. There will be no charge for this training, or the training material, the contents of which will be determined by Manufacturer and Distributor. In connection with such initial, comprehensive training, Distributor shall pay for its employees’ salaries and their travel and travel-related expenses, including meals, lodging and other living expenses. In addition Manufacturer shall provide additional, follow-up training, as mutually agreed by the Parties, at Distributor’s facility. In connection with such follow-up training, Manufacturer shall pay for its own employees’ salaries and their travel and travel-related expenses, including meals, lodging and other living expenses. For training situations not covered by the above, both Parties agree to discuss how to equitably share the travel and related expenses.
     4.4 Technical and Labeling for Regulatory Filings. Without prejudice to Section 5.9, as appropriate, Manufacturer shall provide all technical and labeling information it maintains in the ordinary course of business that is necessary for regulatory filings in the Territory. Manufacturer will provide updates as and when modifications are made to Products
5. RESPONSIBILITIES OF DISTRIBUTOR
     5.1. Best Efforts. Distributor shall devote its best efforts to the promotion, sale and servicing of the Products to Customers in the Territory. Distributor shall, at its expense: (a) include the Products in its appropriate catalogs, promotional mailings and like publications; (b) develop, prepare and place advertising concerning the Products in appropriate media or through direct mail; (c) exhibit the Products at appropriate trade shows and inform Manufacturer at least 30 days in advance of trade shows; (d) conduct appropriate market research as it deems necessary or desirable, and (e) render other services customarily rendered by a distributor of medical products or as reasonably requested by Manufacturer. Manufacturer shall have the right to prior review and to approve (or not approve) any and all copy, layout or other advertising, promotional or other distributed material, which shall not be used by Distributor prior to Manufacturer’s approval. Distributor shall discuss strategy and Product positioning with Manufacturer and shall use its best efforts to market and position the Products in accordance with the recommendations of Manufacturer.
     5.2. Modified and New Products. Distributor shall provide timely comprehensive information to its Customers with respect to newly available Products, discontinuance of Products and changes in existing Products, including, but not limited to, performance specification changes.
     5.3. Competitive Products. In furtherance of its best efforts duties, and in recognition of the unique healthcare and related responsibilities in connection with the distribution of the Products, during the Term of this Agreement and for six (6) months thereafter, Distributor shall not anywhere in the Territory market or sell any product or material that performs substantially the same function as, or competes with, the Products as defined in Schedule 1. During the Term and for five (5) years thereafter, Distributor shall not manufacture or reproduce, or cause to be manufactured or reproduced, anywhere in the Territory any product or material that performs substantially the same function as, or competes with,

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the Products, without limitation on the exercise by Manufacturer of its industrial and intellectual property rights.
     5.4. Competence of Personnel. Distributor shall have an adequate number of technically competent personnel for sales and after-sales service of the Products. Distributor shall designate one person among its personnel who will be Manufacturer’s primary contact person within Distributor’s organization. Distributor shall allocate the necessary resources to the distribution of the Products, in consideration of the market size, the market penetration over time and the Product sales agreed upon by Distributor and Manufacturer in Schedule 3.
     5.5. Translation of Technical Documents. As required by local regulatory and for marketing purposes, Distributor shall translate Technical Documents into the local language(s) of Customers and shall revise such translation in accordance with the changes to the Technical Documents that may be made from to time by Manufacturer. Such translation shall at a minimum meet all regulatory requirements of the Territory (and any jurisdiction therein), be a literal translation of documents provided in English, and be of a standard deemed appropriate for medical products and comparable with that provided for other products sold into the health care market in the Territory. Distributor will provide any documents translated into the local language to Manufacturer for review and shall revise such translation according to Manufacturer’s comments.
     5.6. Training of Customers. Distributor shall, prior to shipment, provide to each Customer, Product storage and use instructions, and shall provide its Customers with adequate training and support within the first 15 days after delivery to a Customer of the first batch of Products. Full use will be made of training material and Technical Documentation supplied by Manufacturer.
     5.7. Inventory. Distributor shall maintain inventory at levels which will ensure product availability to support sales targets as defined in Schedule 3. Distributor agrees to exercise care over inventory while under its control. If any inventory is lost, damaged, or otherwise found to be unsuitable for use, it’s disposal shall be reported back to Manufacturer and records are maintained.
     5.8. Additional Labeling. Distributor is responsible for applying any additional required label information to Product received from Manufacturer.
     5.9. Product Registration in Territory. Distributor shall be responsible for registering the Products in the Territory (and any jurisdiction within the Territory, where applicable) and bear all costs. At any time, the Manufacturer may hold the Product registration in the Territory, in which case Manufacturer will reimburse Distributor for reasonable, out-of-pocket costs incurred in obtaining the registration.
     5.10. Compliance Audit. Distributor may be subjected to quality and compliance audit by mutual agreement with Manufacturer one time per year with minimum of 60 day notification by letter, facsimile, or electronic mail. Manufacturer will provide an audit agenda at least 30 days in advance of the audit activity. Distributor will have written procedures and specifications that include assignments of responsibility for managing customer complaints, handling adverse events or post market surveillance, and storage handling and shipping manufacturer’s products.

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     5.11. Regulatory Compliance. Distributor shall advise Manufacturer promptly of all government regulations affecting the importation, use, sale, record maintenance and disposal of the Products and shall be responsible for compliance therewith. Without limiting the foregoing and without prejudice to Section 5.12 herein, Distributor shall obtain from competent governmental authorities such import permits, licenses, exemptions from customs duties and governmental approvals and consents required in connection with the execution and performance of this Agreement. [Note — exemption to this clause is explained in 5.9]. Distributor shall comply with all applicable Territory laws, rules and regulations and shall neither cause nor permit any activity that is illegal under, or would cause Manufacturer to be in violation of any law, decree, rule or regulation in the Territory or in the United States of America.
     5.12. Customer Complaints, Inquiries/Technical Support. Distributor will be responsible as the first point of contact for technical support with the Customer. Distributor will further provide technical support on the usage of Products by the Customers based upon information supplied by Manufacturer, at no cost to Manufacturer or to the Customers. Customer feedback, the occurrence of incidents and/or serious public health threats will be reported, in writing, by Distributor to Manufacturer with three (3) business days. Without prejudice to the preceding sentence, if Distributor is obligated by Territory laws to report such occurrence to regulatory authorities in the Territory, Distributor shall report the occurrence first or simultaneously to Manufacturer. Distributor will also provide a direct line of communication with Manufacturer for matters of vigilance and post-market surveillance (early warning) in accordance with the local regulatory requirements of the Territory. Distributor shall provide Manufacturer with any desirable assistance in relation to the suspension or withdrawal of a Product, which may be decided by Manufacturer in its sole discretion or required by any competent authorities in the Territory. In this respect, in accordance with Manufacturer’s instructions, Distributor shall, without limitation, (i) recall any batch of products, (ii) reimburse its Customers for the price of the Products recalled; (iii) hold, destroy or send back to Manufacturer the Products recalled; and (iv) provide Manufacturer with a certificate of destruction or the Products recalled where applicable. Manufacturer shall reimburse Distributor for Distributor’s reasonable, out-of-pockets costs arising from a Product recall.
     5.13. Insurance. Distributor shall subscribe and maintain throughout the Term insurance covering public liabilities that may arise out of the distribution of the Products in the Territory. The extent and level of such insurance shall conform to local industry practice in the medical device industry. Distributor shall provide Manufacturer, at any time upon Manufacturer’s request, a copy of such insurance policy as well as an updated certificate of payment of the insurance fee.
     5.14. Books and Records. On a permanent basis, Distributor shall keep at its principal place of business, complete and accurate books, records and computerized data bases (with backup copies to be made daily) in which shall be entered the name and address of each purchasing Customer, the date and price of each such purchase, the lot number (and serial number) of such Product and the expiration date of such Product as well as any other records required by Territory laws from a distributor of the Products in the Territory. During business hours and upon reasonable notice these books and records, and any other documents, reports or other records which relate to Manufacturer’s business shall be open to examination, including inspection and copying, by Manufacturer, in each case at Manufacturer’s request and expense.
     5.15. Proprietary Information and Trade Secrets. Distributor shall not use or disclose any information provided to it by Manufacturer concerning the Products, technology, proposed new products,

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marketing plans of Manufacturer that Manufacturer shall designate as “Confidential’ or “Proprietary,” except as specifically contemplated by this Agreement. For purpose of this Agreement, all information that Manufacturer communicates to Distributor that is not intended to be communicated to Customers, shall be deemed to be “Confidential” and “Proprietary.” Distributor shall notify Manufacturer of any actual or suspected infringement or misappropriation of any of Manufacturer’s patents, copyrights, proprietary information or trade and service marks and shall fully cooperate with and assist Manufacturer in any legal action that Manufacturer elects to bring to prevent or redress such violations of its rights.
     5.16. Catalog and Product Labels. Distributor may affix its label on catalogs and products being distributed by Distributor in the Territory during the Term, provided that Manufacturer shall have been provided with a catalog and product with Distributor’s label affixed in the same manner in which the products will be distributed. In no way may these labels remove or alter the identity of Manufacturer and relevant product information required by Government Regulations. If Manufacturer shall reasonably object to the manner in which such label is affixed, Distributor shall promptly cease any such use and change its use to comply with Manufacturer’s requirements.
     5.17. Review of Practices. Periodically, and at least quarterly, Manufacturer and Distributor shall review Distributor’s marketing and selling strategy, sales growth, training of Customers, inventory, computer interfacing activities and other practices with a view toward maximizing Customer use of and satisfaction with the Products. Distributor shall make all relevant documents and records available to Manufacturer or its designee at Manufacturer’s request.
6. RIGHTS TO PROPERTY OF MANUFACTURER
     6.1. Marks. Manufacturer hereby authorizes Distributor to use, on a nonexclusive basis for the Term, without cost to Distributor other than payment for the Products, the trademark “eSVS Mesh” and any other trademarks, service marks or trade names (The Mesh) used by Manufacturer to identify the Products, solely for Distributor’s distribution of Products and related performance under this Agreement. The Marks and the goodwill associated with the Marks are the exclusive property of Manufacturer. Distributor shall not (a) use the Marks as part of any composite mark including any elements not approved in advance in writing by Manufacturer, (b) challenge the validity or enforceability of the Marks during the Term or (c) acquire any proprietary right in the Marks by reason of any activities under this Agreement or otherwise. All uses of the Marks by Distributor and any additional goodwill created thereby shall inure to the exclusive benefit of Manufacturer. Manufacturer shall, at all times during the Term on reasonable notice, have the right to inspect the materials and services on or in connection with which the Marks are used in order to assure Manufacturer that Manufacturer’s quality standards relating to the Products and distributor’s servicing and other mark-pertinent provisions of this Agreement are being observed. If Manufacturer shall at any time reasonably object to any use to which the Marks are put, Distributor shall promptly cease any such use.
7. WARRRANTY AGAINST CORRUPT PRACTICES
     7.1. Distributor shall be bound by, abide by and strictly comply with both the letter and spirit of the United States Foreign Corrupt Practices Act of 1977 and any amendments to that Act. Distributor shall not make, or permit to be made, any payment to any official or employee of the Government of their

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Territory, of any territory thereof or of any department or instrumentality thereof to affect or influence any act or decision of any federal, state or local government or any department, agency or instrumentality.
8. DURATION AND TERMINATION
     8.1. Term of Agreement. The initial term of this Agreement (the “Term”) shall commence on the Effective Date noted in Section 2.1 and will continue for a period of three years thereafter, unless sooner terminated pursuant to Section 8.2. This Agreement will automatically be renewed and extended for an additional three year term provided that Distributor has met the sales forecast indicated in Schedule 3, as amended each year, and has maintained compliance with the terms and conditions of this agreement throughout the initial term. Distributor will be deemed to have met the sales forecast each year if Distributor attains sales levels agreed to in Schedule 3 and at least 75% of Product purchased by Distributor has been sold to Customers during that year. In the event of any extension, the Parties agree that new Products Sales Forecasts will be established for periods after the current Term expires. If there shall be any delay in shipment due to the fault of Manufacturer, the periods in which the Forecasted Sales must be met shall be extended for a corresponding amount of time and the Parties shall amend Schedule 3 accordingly.
     8.2. Immediate termination. Either Party may terminate this Agreement immediately upon occurrence of any one or more of the events contemplated in this Section 8.2.
     8.2.1. Failure to cure a default under this Agreement within thirty (30) days after the other Party has given written notice of such default,
     8.2.2. Failure by Distributor to meet its Sales for the Territory as set forth in Schedule 3 (except if such failure is the result of Distributor’s not having received its supply of Products from Manufacturer), and failure by Distributor to cure such default within sixty (60) days following written notice from Manufacturer of such default.
     8.2.3. Immediately upon written notice by one Party to the other of such Party’s election to terminate this Agreement as a result of the bankruptcy of insolvency of the other Party or the appointment of a receiver or trustee for assets of the other Party.
     8.2.4. On the 30th day following written notice by Manufacturer to Distributor of Distributor’s unauthorized assignments or transfer of this Agreement or unauthorized sales to customers outside Distributor’s Territory.
     8.2.5. In the event of Manufacturer’s Change of Control, and Manufacturer’s beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) desires to terminate this Agreement, Manufacturer may terminate this Agreement upon ninety (90) days prior notice and shall, within thirty (30) days following completion of all obligations of Distributor in Section 8.3 pay to Distributor an amount equal to fifty (50%) of all accepted Product order amounts by Distributor to Manufacturer during the final twelve (12) months of the term of the Agreement.
     8.3. Actions Upon Termination. Upon the termination of this Agreement, Distributor and Manufacturer, as indicated, shall comply with the requirements of this Section 8.3.

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     8.3.1. Distributor shall pay in full any amounts due to Manufacturer.
     8.3.2. Distributor shall destroy any unsalable Product inventory and provide Manufacturer with a certificate of destruction.
     8.3.3. Distributor shall also promptly discontinue Product sales and return to Manufacturer or its nominee any and all (i) sales, use, safety and efficacy data (in such form as it shall then exist); (ii) promotional, labeling and sales training material and (iii) Technical Documents, then in Distributor’s possession.
     8.3.4. Distributor shall assign to Manufacturer and deliver to Manufacturer any product registrations (as discussed in Section 5.9), import permits, health registrations, licenses, exemptions from customs duties and governmental consents of any nature which Distributor may have or retain directly or indirectly in connection with the Products imported, sold and/or distributed under this Agreement. Manufacturer will pay any reasonable, out-of-pocket costs incurred by Distributor in conjunction with these assignments.
     8.3.5. Distributor shall immediately cease to use the Marks and any confidential, proprietary or secret information.
     8.4 Continuing Obligation. Following any termination of this Agreement, Distributor shall provide such assistance to Manufacturer and any subsequent distributor as Manufacturer may reasonably request in order to ensure the prompt and complete satisfaction of any Customer requirements, preservation of books and records as discussed in Section 5.14 and compliance with regulatory requirements.
     8.5 No Indemnity. Distributor shall not be entitled to any indemnity of any kind whatsoever upon termination or expiration of this Agreement in accordance with its terms.
9. INDEMNIFICATION; WARRANTY; LIMITATION OF LIABILITY
     9.1. Indemnification. Manufacturer and Distributor shall each at all times indemnify and hold the other Party and its stockholders, directors, officers, employees and agents harmless from and against all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of or in connection with the breach of any covenant, agreement, warranty or representation made by it herein. The other Party shall have the right to participate in the defense, at its own expense, with counsel of its own choosing. In addition and without prejudice to the preceding paragraph, absent a material breach by Manufacturer of its obligation hereunder, Distributor shall indemnify Manufacturer and its stockholders, directors, officers, employees and agents against, and hold them harmless from, all claims, losses, damages, liabilities and expenses, including reasonable attorneys’ fees and disbursements incurred by Manufacturer arising out of or in connection with any resale by Distributor of Products including, without limitation, any representations, oral or written, made by Distributor or its stockholders, directors, officers, employees or agents relating to the Products.
     9.2. Warranty. Manufacturer agrees to extend to Distributor and to Distributor’s Customers Manufacturer’s standard Product warranties, as modified from time to time by Manufacturer, the current version of which is attached as Schedule 4.

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     9.3. Limitation of Liability. EXCEPT FOR THE WARRANTY PROVIDED FOR IN SECTION 9.2, MANUFACTURER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND AND THE WARRANTIES OF MANUFACTURER ARE IN LIEU OF ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY. EXCEPT FOR THE WARRANTY PROVIDED FOR IN SECTION 9.2, MANUFACTURER MAKES NO WARRANTY OF ANY KIND TO CUSTOMERS OF DISTRIBUTOR HEREUNDER. UNDER NO CIRCUMSTANCES SHALL MANUFACTURER BE RESPONSIBLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE PRODUCT.
10. MISCELLANEOUS.
     10.1. No implied Waivers. A failure by one of the Parties to assert its rights for or upon any breach of this Agreement shall not be deemed to be a waiver of such rights, nor shall such waiver be implied from the acceptance of any payment.
     10.2. Force Majeure. Neither Part shall be liable to the Party or in default hereunder by reason of any delay or omission caused by epidemic, fire, labor disputes, governmental law or regulations, executive or court order, act of God or public enemy, war, civil commotion, earthquake, flood, accident or explosion.
     10.3. Notices. All notices given pursuant to this Agreement shall be in writing in the English language and shall be deemed effective on the day they are received by certified air mail or confirmed facsimile addressed to the other Party at the address or facsimile number stated below.

If to Distributor	Fehling Instruments Middle East F.Z.C. Sharjah Airport International Free Zone Building Q-4-159 P.O. Box 9024 Sharjah United Arab Emirates

If to Manufacturer	Kips Bay Medical, Inc. Attn: Chief Executive Officer 3405 Annapolis Lane, Suite 200 Minneapolis, MN 55447
     10.4. Severability. If and for so long as any provision of this Agreement is deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.
     10.5. Government Law and Consent to Jurisdiction. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAWS OF CONFLICTS) OF THE STATE OF MINNESOTA, USA. Distributor hereby irrevocably agrees that the United States District Court for the District of Minnesota

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has exclusive jurisdiction to the fullest extent permitted by law to hear all claims and disputes which may arise out of or in connection with this Agreement.
     10.6. Entire Agreement; Amendments. Except as otherwise expressly provided, no agreement varying or extending the terms of this Agreement shall be binding on either Party unless covered by an addendum signed by an authorized representative of each Party.
     10.7. Assignability. Distributor shall not assign or transfer this Agreement in whole or in part without the prior written consent of Manufacturer. Upon occurrence of a Change of Control of Distributor, Manufacturer may immediately terminate this Agreement. Manufacturer may assign this Agreement to an affiliate or any successor in interest of all or substantially all of its business, or a business division, whether by merger, operation of law, assignment, purchase or otherwise.
     10.8. Survival. All provisions needed to implement performance of duties owed prior to termination of this Agreement, such as payment, maintenance of data and confidentiality, shall survive the Term.
EXECUTION
The Parties have duly executed this Agreement through their duly authorized representatives on the 1st date of Sept 2010, whereupon it enters into full force and effect in accordance with its terms.

Kips Bay Medical, Inc.

Date:	1 Sept 2010	By	/s/ Manny Villafana

Place of execution:		Name:	Manny Villafana
		Title:	Chairman & CEO

[Name of Distributor]

Date	August 27TH 2010	By:	/s/ Gerald Fehling

Place of Execution Viarlstein		Name:	Gerald Fehling
		Title:	CEO

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SCHEDULE 1
PRODUCTS DEFINITION
The eSVS Mesh is a highly flexible, kink-resistant tubular prosthesis made of knitted nitinol wire. It fits externally over the saphenous vein and is designed to provide strength and support for improving graft patency.
Indications for Use:
The eSVS Mesh is indicated for improving saphenous vein bypass graft patency in patients undergoing coronary artery bypass graft procedures utilizing autologous saphenous vein grafts with external diameters from 3.6 mm to 7.0 mm and double wall thicknesses less than 1.4 mm.
Ordering Information:

Fits Saphenous Vein
eSVS Mesh	Grafts Between:		Catalog Order
Diameter	Minimum	Maximum	Number	Pricing
3.5 mm	3.6 mm	4.1 mm	eSVS 3.5	USD $2,000
4.0 mm	4.2 mm	5.4 mm	eSVS 4.0	USD $2,000
4.5 mm	5.5 mm	7.0 mm	eSVS 4.5	USD $2,000
Company Contact Information:

Kips Bay Medical, Inc.	Phone: +1.763.235.3540
3405 Annapolis Lane, Suite 200	Fax: +1.763.235.3545
Minneapolis, MN 55447 USA	www.kipsbaymedical.com

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SCHEDULE 2
PAYMENT TERMS
Payments
During the first twelve (12) months of the initial term of this agreement, payments are due with each order or remitted by irrevocable documentary letter of credit issued per instructions provided by the Manufacturer, confirmed by Manufacturer’s bank, currently US Bank National Association, and payable sixty (60) days from the ship date. Thereafter, payments are due net sixty (60) days from the date of Manufacturer’s invoice.

Payments by Draft:		Payments by Wire:
Payee:	Kips Bay Medical, Inc.	To the Account of:	Kips Bay Medical, Inc.
Address:	3405 Annapolis Lane	Account:
	Suite 200	Bank name:	US Bank National Association
	Minneapolis, MN 55447 USA	SWIFT Number
ABA Routing Number
		Bank Address:	800 Nicollet Mall
Minneapolis, MN 55402
Manufacturer will not invoice prior to the actual shipment of the product. Any overdue amount may result in termination of this Agreement per Section 8.2.
Shipping Terms
Products are shipped Ex Works (Incoterms 2000) Manufacturer’s shipping point in the United States. Legal title, control of, right of possession and risk of loss of Products shall pass to Distributor upon shipment from Manufacturer’s shipping point in the United States. Distributor shall pay for each order the price of the Products, export packing and such shipping costs as may be directly incurred by Manufacturer for such order. Distributor shall ensure that Products shipped are stored and handled in accordance with the specifications Manufacturer shall from time to time provide.
Returning Products
Authorization must be obtained from Manufacturer before the return of any product. A Returned Material Authorization (RMA) number will be given to you. Any returned product packaging must be clearly labeled with the RMA number.
Any Product delivered to the Distributor in a damaged, defective, or nonconforming condition may be returned for full credit or replacement, upon approval of Manufacturer, within thirty (30) calendar days from the date of receipt by the Distributor. Any product that has been opened or has broken package seals becomes the property of the Distributor and may not be returned for credit or replacement.
Contact Manufacturer for information about credit for or replacement of any purchased and unexpired products that are still in the original packaging (unopened and undamaged). A restocking charge may also apply.

Kips Bay Medical, Inc.	CONFIDENTIAL	page. 13

SCHEDULE 3
SALES FORECAST
The following table lists the sales forecast levels for the eSVS MESH devices which must be achieved by Distributor as of the end of the first year of this agreement. The sales forecast for the second and third years of this agreement shall be mutually agreed upon no later than the 360th day from the effective date of this agreement.

Geographic Region	Sales Forecast
American Hospital Dubai	50 units
SCHEDULE 4
PRODUCT WARRANTY
LIMITED WARRANTY AND DISCLAIMER
KIPS BAY MEDICAL, Inc. warrants that reasonable care has been used in the design and manufacture of this instrument. This warranty is in lieu of and excludes all other warranties not expressly set forth herein, whether express or implied by operation of law or otherwise, including, but not limited to, any implied warranties of merchantability of fitness for a particular purpose. Handling, storage, cleaning and sterilization of this instrument as well as other factors relating to the patient, diagnosis, treatment, surgical procedures, and other matters beyond KIPS BAY MEDICAL’s control directly affect the instrument and the results obtained from its use. KIPS BAY MEDICAL’s obligation under this warranty is limited to the repair or replacement of this instrument and KIPS BAY MEDICAL shall not be liable for any incidental or consequential loss, damage, or expense directly or indirectly from the use of this instrument. KIPS BAY MEDICAL neither assumes, nor authorizes any other person to assume for it, any other or additional liability or responsibility in connection with this instrument. KIPS BAY MEDICAL assumes no liability with respect to instruments reused, reprocessed or resterilized and makes no warranties, express or implied, including but not limited to merchantability or fitness for a particular purpose, with respect to the instrument.

Kips Bay Medical, Inc.	CONFIDENTIAL	page. 14